Interactive Intelligence Announces Preliminary Second-Quarter 2012 Results

•	Total orders up 26 percent year-over-year
•	Cloud-based orders up 88 percent year-over-year
•	Total revenue expected to increase 4 to 6 percent year-over-year

INDIANAPOLIS, July 17, 2012 -- Interactive Intelligence Group Inc. (Nasdaq: ININ), a global provider of unified IP business communications solutions, today announced preliminary results for its second quarter ended June 30, 2012.

“Our business showed strong growth in the quarter, as evidenced by a 26 percent increase in total orders year-over-year,” said Interactive Intelligence founder and CEO, Dr. Donald Brown. “However, certain product orders received during the quarter had revenue recognition deferred to future quarters, which impacted our reported revenue and profitability. We are pleased that our cloud-based orders increased at such a robust rate as we continued to gain share at the high end of the contact center market. Given our strong and growing pipeline of opportunities worldwide, we expect to achieve our total order growth rate target of 20 percent for the year.”

Interactive Intelligence currently expects to report total revenues for the second quarter of 2012 in the range of $54.0 million to $55.0 million, up approximately 4 to 6 percent year-over-year. This is below the company’s guidance of $58.0 million to $61.0 million due, primarily, to a greater than expected level of second quarter product orders that will be recognized as revenue in future quarters. More than $7 million in product orders were not recognized as revenue in the second quarter due to the following: extended payment terms on a multi-million dollar order that is part of a major systems deployment; deferral of certain other orders until product components are delivered, which is expected to occur later this year; and a high percentage of prepaid multi-year product maintenance that was bundled with certain product orders, which is recognized over the related support period.

Growth in total orders for the second quarter of 2012 was 26 percent compared to the second quarter of 2011. Cloud-based orders increased 88 percent over the prior year’s second quarter and represented 24 percent of total orders received in the quarter.

GAAP net loss in the second quarter of 2012 is expected to be in the range of $0.5 million to $1.5 million, or $0.02 to $0.07 fully diluted earnings per share (EPS). Non-GAAP* net income is expected to be in the break-even range of $1.0 million, or EPS from $0.00 to $0.05. Non-GAAP operating margin is expected to be approximately 1 percent of revenue for the second quarter of 2012 compared to the company’s guidance range of 6 to 7 percent of revenue, with the difference resulting from certain product orders not recognized in the second quarter of 2012. As a result, full year 2012 non-GAAP operating margin could be lower than the 9 percent previously projected.

Preliminary second-quarter 2012 non-GAAP net income and EPS exclude the following: (i) stock-based compensation expense of approximately $1.7 million, or $0.08 per share; (ii) purchase-related adjustments to revenue and amortization of intangibles of approximately $450,000, or $0.02 per share; and (iii) an offsetting income tax credit difference of approximately $600,000, or EPS of $0.03.

Second-quarter preliminary results are subject to change based on the completion of the company’s normal quarter-end review process.

Interactive Intelligence plans to issue its final 2012 second-quarter results July 31, 2012 at 4 p.m. Eastern time (EDT) and will host a conference call that day at 4:30 p.m. EDT to review the company’s financial results, provide guidance for the third quarter, and give updated guidance for the full year of 2012.

To access the teleconference, dial 1 877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence second quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Group Inc. (Nasdaq: ININ) is a global provider of contact center automation, unified communications, and business process automation software and services. The company’s unified IP business communications solutions, which can be deployed on-premise or via the cloud, are ideal for industries such as financial services, insurance, outsourcers, collections, and utilities. Interactive Intelligence was founded in 1994 and has more than 4,500 customers worldwide. The company is among Forbes Magazine’s 2011 Best Small Companies in America and Software Magazine’s 2011 Top 500 Global Software and Service Providers. It employs more than 1,000 people and is headquartered in Indianapolis, Indiana. The company has offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

*Non-GAAP Measures
The non-GAAP measures shown in this release include revenue which was not recognized on a GAAP basis due to purchase accounting adjustments and exclude non-cash stock-based compensation expense for stock options, the amortization of certain intangible assets related to acquisitions by the company and non-cash income tax expense. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense and amortization of intangibles related to acquisitions are non-cash and certain amounts of income tax expense are non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's results of operations. Further, management believes that these non-GAAP measures improve management's and investors' ability to compare the company's financial performance with other companies in the technology industry. Because stock-based compensation expense, non-cash income tax expense amounts and amortization of intangibles related to acquisitions can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options, non-cash income tax amounts and amortization of intangibles related to acquisitions for its internal budgets.

This release may contain certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence
+1 317.715.8412
steve.head@inin.com

Seth Potter
Investor Relations
ICR, Inc.
+1 646.277.1230
seth.potter@icrinc.com

Christine Holley
Senior Director of Market Communications
Interactive Intelligence
+1 317.715.8220
christine.holley@inin.com

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